Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-230311 on Form S-3 and No. 333-194237 on Form S-8 of our report dated March 11, 2022, with respect to the consolidated financial statements and financial statement schedule III of Ares Real Estate Income Trust Inc. (formerly Black Creek Diversified Property Fund Inc).

/s/ KPMG LLP

Denver, Colorado

March 11, 2022